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-----------                                                                                          -----------------------------
  FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             |         OMB APPROVAL        |
-----------                                           Washington, D.C. 20549                        |                             |
                                                                                                     -----------------------------
[ ] Check this box if                                                                               |                             |
    no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number                   |
    to Section 16.             Filed pursuant to Section 16(a) of the Securities Exchange Act of    |Expires:                     |
    Form 4 or Form 5            1934, Section 17(a) of the Public Utility Holding Company Act of    |Estimated average burden     |
    obligations may                1935 or Section 30(f) of the Investment Company Act of 1940      |hours per response           |
    continue.                                                                                        -----------------------------
    See instruction 1(b)

(Print or Type Responses)
-----------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person(s) to Issue
Abell,             Keith                 W.   |         THCG, Inc. (Nasdaq: THCG)            |     (Check all applicable)
----------------------------------------------|--------------------------|-------------------|
      (Last)         (First)        (Middle)  |                          |                   |
                                              | 3.  IRS or Social Se-    |4. Statement for   |      X  Director     __ 10% Owner
      388 Greenwich Street 36th Floor         |     curity Number of     |    Month/Year     |      __ Officer      __ Other
----------------------------------------------|     Reporting Person     |                   |         (give title     (specify
                    (Street)                  |     (Voluntary)          |                   |          below)          below)
                                              |                          |                   |
                                              |                          |      11/99        |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.   Individual or Joint/Group Filing
                                              |                          |   Date of Original|     (Check Applicable Line)
     New York,        NY          10013       |                          |   (Month/Year)    |X(1)Form filed by One Reporting Person
                                              |                          |                   | __  Form filed by More than One
                                              |                          |                   |     Reporting Person
----------------------------------------------|-------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    | Table I -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
                                              |
------------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security   |2. Trans- |3.Trans-    | 4. Securities Acquired (A)     |5. Amount of     |6. Owner-     | 7. Nature of
     (Instr. 3)          |   action |  action    |    or Disposed of (D)          |   Securities    |   ship       |    Indirect
                         |   Date   |  Code      |                                |   Beneficially  |   Form:      |    Bene-
                         |          |            |                                |   Owned at      |   Direct     |    ficial
                         |   (Month/|            |                                |   End of Month  |   (D) or (I) |    Ownership
                         |   Day/   |  (Instr. 8)|     (Instr. 3, 4 and 5)        |                 |              |
                         |   Year)  |------|-----|------------------|-----|-------|                 |              |
                         |          |      |     |                  |(A)or|       |                 |              |
                         |          | Code |  V  |  Amount          |(D)  |Price  | (Instr. 3 and 4)|   (Instr. 4) |   (Instr. 4)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
Common Stock, par value  |          |      |     |                  |(A)  |$2.00/ |                 |              |
  $.01 per share         | 11/01/99 |  P   |     |  25,000 shares   |(2)  |share  |                 |    (I)(2)    |      (2)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
Common Stock, par value  |          |      |     |                  |(A)  |$2.00/ |                 |              |
  $.01 per share         | 11/01/99 |  P   |     |  25,000 shares   |(3)  |share  |                 |    (I)(3)    |      (3)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
Common Stock, par value  |          |      |     |                  |     |       |                 |              |
  $.01 per share         |          |      |     |                  |     |       |       (4)       |    (I)(4)    |      (4)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------

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
                                                                    Table I - Continued
FORM 4 (Continued)                       Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                 (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1.Title of  |2.(Conver-|3.Trans-|4.Trans-|5.Number of     |6.Date Exer-  |7.Title and       |8.Price |9.Number  |10.Owner-|11.Nature
  Derivative|  sion or |  action|  action|  Derivative    |  cisable     |  Amount of       |  of    | of deriv-| ship    |of
  Security  |  Exercise|  Date  |  Code  |  Securities    |  and         |  Underlying      |  Deri- | ative    | Form of |Indirect
  (Instr. 3)|  Price of|        |(Instr. |  Acquired      |  Expiration  |  Securities      |  vative| Securi-  | Deriva- |Benefi-
            |  Deriv-  |        | 8)     |  (A) or Dis-   |  Date        |  (Instrs. 3      |  Secu- | ties     | tive    |cial
            |  ative   |        |        |  posed of (D)  | (Month/Day/  |   and 4)         |  rity  | Benefi-  | Secu-   |Owner-
            |  Security| (Month/|        |                |  Year)       |                  | (Instr.| cially   | rity:   |ship
            |          |  Day/  |        |(Instrs. 3,4,   |              |                  |  5)    | Owned    | Direct  |(Instr.4
            |          |  Year) |        | and 5)         |              |                  |        | at End   | (D) or  |
            |          |        |        |                |--------------|------------------|        | of Month | indirect|
            |          |        |        |                |Date  |Expira-|        | Amount  |        | (Instr. 4| (I)     |
            |          |        |        |                |Exer- |tion   | Title  | or      |        |          |(Instr.4)|
            |----------|--------|----|---|--------|-------|cisa- |Date   |        | Number  |        |          |         |
            |          |        |    |   |        |       |ble   |       |        | of      |        |          |         |
            |          |        |    |   |        |       |      |       |        | Shares  |        |          |         |
            |          |        |Code| V |   (A)  |  (D)  |      |       |        |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1)  This Form 4 relates to the Form 3, dated October 29, 1999, filed jointly by Keith W. Abell,  Greenwich  Street Capital Partners
II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P., TRV Executive Fund, L.P., Greenwich
Street Investments II, L.L.C., GSCP, Inc., Alfred C. Eckert III  and Sanjay H. Patel;  however, this Form 4 is filed solely by Keith
W. Abell and only addresses his changes in beneficial ownership.

(2)  These shares of Common Stock are beneficially  owned directly by the Alexandra E.  Marks  Trust.  Mr. Abell may  be  deemed  to beneficially own such shares indirectly in his capacity  as trustee of such  trust.  Nothing  in this  Form  4 shall  be  deemed  an admission  that  Mr.  Abell  is,  for purposes of Section 16 of the Securities Act of 1933, as  amended  (the  "Securities  Act") or otherwise,  the  beneficial  owner  of  any  securities  reported on this Form 4 in which he does not have a pecuniary  interest  as calculated pursuant to the rules and regulations promulgated under Section 16 of the Securities Act.

(3)  These shares of Common Stock are beneficially  owned  directly by the Benjamin S.  Marks  Trust.  Mr. Abell may  be  deemed  to beneficially own such shares indirectly in his capacity  as  trustee of such trust.  Nothing  in this  Form  4 shall  be  deemed  an admission  that Mr. Abell is,  for purposes of Section 16 of the Securities Act or otherwise,  the  beneficial owner  of  any  securities  reported on this Form 4 in which he does not have a  pecuniary interest  as calculated  pursuant  to the rules and regulations promulgated under Section 16 of the Securities Act.

(4)  By virtue of his position as managing member of Greenwich  Street Investments  II,  L.L.C.,  Mr.  Abell  may be deemed to be an indirect beneficial owner of 2,500,000 shares of Common Stock, which  together with the shares reported  on this Form 4,  amounts to
2,550,000 shares of Common Stock.  Nothing in this Form 4 shall be deemed an  admission that Mr. Abell is, for purposes  of  Section
16 of the Securities Act or otherwise, the beneficial owner of any securities  reported on this Form 4 in which he  does  not have a pecuniary interest as calculated pursuant to the rules and regulations promulgated under Section 16 of the Securities Act.


**  Intentional misstatements or omissions of facts constitute                  By: /s/ Keith W. Abell                    12/10/99
    Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        --------------------------------     -----------
                                                                                   ** Signature of Reporting Person         Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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